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                                  [SBA Logo]

                                      NEWS

                              FOR IMMEDIATE RELEASE
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                     SBA COMMUNICATIONS CORPORATION REPORTS
                           RECORD 1st QUARTER RESULTS

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, MONDAY, MAY 8, 2000

SBA Communications Corporation ("SBA") announced significant increases in revenue and EBITDA for the three months ended March 31, 2000 over the same period in 1999.

For the three months ended March 31, 2000, revenues increased 122% to $30.4 million from the first quarter of 1999, due to both higher site leasing revenue and site development revenue. The quarterly revenues were the highest in the Company's history. Site leasing revenue increased to $10.1 million for the quarter, also a record for the company, and a 96% increase over the first quarter of 1999. Gross profit for the quarter increased 130% to $10.9 million from the first quarter of 1999, due to both higher site leasing and site development gross profit. Site leasing gross profit, or tower cash flow, increased to $6.2 million for the quarter, again a record for SBA and a 125% increase over the first quarter of 1999. Earnings before interest, taxes, depreciation, amortization and non-cash compensation charges (EBITDA) for the quarter was $5.1 million, a 667% increase over the first quarter of 1999. Earnings (loss) per share were $(.27) for the three months ended March 31, 2000 compared to $(1.01) in the year earlier period.

"The first quarter of 2000 has been very successful and exciting for us," commented Steven E. Bernstein, Chief Executive Officer. "We continue to have significant and record growth in all aspects of our business including total revenues, tower cash flows and EBITDA. Our backlog of new tower builds, tower acquisitions and services business are at all-time highs. Including the expected results from our recently announced build-to-suit agreement with Telecorp PCS, we are involved in projects for over 1,600 new tower builds for our ownership throughout the nation, consisting of over 700 build-to-suit mandates from wireless carriers and over 900 sites SBA is developing through its strategic siting efforts. With this backlog and our capital resources, which have never been better, we are well positioned for continued growth."

A conference call to discuss these results will be held on Tuesday, May 9, 2000 at 10:00 AM EDT. The call-in number is (800) 230-1059. The name of the conference call is "SBA First Quarter Earnings Release." The replay will be available from May 9 at 4:00 PM to May 16 at 11:59 PM. The replay number is
(800) 475-6701. The access code is 513976.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses - site leasing and site development services. The primary focus of the company is the leasing of antenna space on its
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multi-tenant  towers to a variety of wireless service  providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 13,500 antenna sites in the United States.

For additional information, please contact Jeffrey A. Stoops, President, (561) 995-7670.



























Information Concerning Forward-Looking Statements

This release contains forward-looking statements, including statements about the Company's ability to capitalize on its backlog for services, new tower builds and tower acquisitions and the impact of the backlog on the Company's prospects in 2000 and beyond. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the Company's Securities and Exchange Commission filings, including its Registration Statement on Form S-3 and its Form 10-K for the 1999 fiscal year. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to proposed acquisitions, a number of factors, including without limitation, ongoing due diligence, third party consents and the lack of definitive documentation will affect the timing of consummation or whether such acquisitions are ever consummated (of which there can be no assurance). With respect to the Company's ability to realize its backlog of pending new tower build or services projects, a number of factors will affect the timing and number of new build completions and the success and profitability of services projects, including without limitation, zoning difficulty, carrier design changes, changing local market conditions and weather.